Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

On June 27, 2011, Cynosure, Inc. (“Cynosure”) completed its acquisition of the assets of the aesthetic laser business of Hoya Photonics, Inc., (“Hoya Photonics”), pursuant to (a) an Asset Purchase Agreement (the “US Agreement”), dated as of June 27, 2011, among Cynosure, Hoya Photonics and Hoya Corporation, a corporation organized under the laws of Japan, and (b) a Business Unit Transfer Agreement dated as of June 27, 2011, between Cynosure France SARL (a wholly-owned subsidiary Cynosure) and Hoya ConBio France EURL (a wholly-owned subsidiary of Hoya Photonics) (the “French Agreement” and together with the US Agreement, the “Agreements”). Under the terms of the Agreements, Cynosure acquired the assets of Hoya Photonics’ aesthetic laser business, (“ConBio”) including the intellectual property, for $24.5 million in cash.

ConBio develops Q-Switched Nd:YAG technology designed to treat a broad range of high-volume applications, including skin rejuvenation, skin toning, multi-color tattoo removal, wrinkle and acne scar reduction, pigmented lesions and vascular lesions. The acquired aesthetic laser assets include the MedLite® C series and the RevLite®.

Cynosure will account for the acquisition of ConBio using the acquisition method of accounting. As such, Cynosure will record the assets (including identifiable intangible assets) and liabilities of ConBio at their estimated fair value as of the date of the acquisition.

Cynosure has not included a pro forma combined statement of operations in this filing because it would require the inclusion of forward-looking information to accurately present the effects of the acquisition. Such forward-looking information would relate to anticipated cost synergies and revenue enhancements resulting from the acquisition, such as savings resulting by directing ConBio’s independent sales distribution through Cynosure’s current direct sales distribution, and reductions in duplicative marketing efforts and general and administrative overhead costs.

The unaudited pro forma condensed combined balance sheet as of March 31, 2011 combines the unaudited consolidated balance sheet of Cynosure as of March 31, 2011 and the audited consolidated statement of assets acquired and liabilities assumed of ConBio as of March 31, 2011 and gives effect to the acquisition as if the acquisition occurred on March 31, 2011.

The unaudited pro forma information should be read in conjunction with the historical consolidated financial statements of Cynosure, which have been previously filed with the Securities and Exchange Commission, and the historical special purpose consolidated financial statements of ConBio included in this Amendment No. 1 to Current Report on Form 8-K, of which the historical consolidated financial statements are a part.

Because this unaudited pro forma condensed combined balance sheet has been prepared based on preliminary estimates of the fair value of assets and liabilities of ConBio as of March 31, 2011, the actual amounts recorded as of June 27, 2011 (the closing of the acquisition) and following the completion of Cynosure’s fair value assessment may differ materially from the information presented in this unaudited pro forma condensed combined balance sheet.

This information is for illustrative purposes only. You should not rely on this information as being indicative of future consolidated results or the future financial position after the acquisition. The determination of the final allocation of the purchase price has not been completed as Cynosure continues to determine the fair value of certain assets and liabilities acquired and has retained an independent valuation firm to assess the fair value of the identifiable intangible assets acquired. Accordingly, the purchase accounting adjustments made in the preparation of the unaudited pro forma condensed combined balance sheet are preliminary and subject to adjustment. Such adjustments may be material.

CYNOSURE, INC.

Unaudited Pro forma Condensed Combined Balance Sheet

As of March 31, 2011

(In thousands)

	Cynosure Historical	ConBio Historical	Pro Forma Adjustments		Pro Forma Condensed Combined
ASSETS
Current assets:

Cash and cash equivalents	$81,841	$—	$(24,500	)(1)	$57,341
Accounts receivable, net	10,397	2,839	—	(1)	13,236
Inventories	21,271	2,215	80	(2)	23,566
Prepaid expenses and other current assets	3,684	29	—	(1)	3,713

Deferred income taxes	510	—	—		510

Total current assets	117,703	5,083	(24,420)		98,366
Property and equipment, net	8,887	447	—	(1)	9,334
Long-term marketable securities	13,785	—	—		13,785
Other assets	3,865	14	21,542	(3)	25,421

Total assets	$144,240	$5,544	$(2,878)		$146,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,920	$1,398	$—	(1)	$8,318
Amounts due to related party	2,483	—	—		2,483
Accrued expenses	10,643	495	1,500	(4)	12,638
Deferred revenue	3,884	806	(90	)(5)	4,600
Capital lease obligations	93	—	—		93

Total current liabilities	24,023	2,699	1,410		28,132
Capital lease obligations, net of current portion	30	—	—		30
Deferred revenue, net of current portion	293	86	(29	)(5)	350
Other noncurrent liability	239	—	—		239
Commitments and Contingencies
Stockholders’ equity:
Common stock	13	—	—		13
Additional paid-in capital	122,400	—	—		122,400
Retained earnings	333	—	(1,500	)(4)	(1,167)
Accumulated other comprehensive loss	(1,383)	—	—		(1,383)
Net assets acquired	—	2,759	(2,759	)(6)	—
Treasury stock	(1,708)	—	—		(1,708)

Total stockholders’ equity	119,655	2,759	(4,259)		118,155

Total liabilities and stockholders’ equity	$144,240	$5,544	$(2,878)		$146,906

See notes to unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(1)	Pursuant to the Agreement, Cynosure paid cash of $24.5 million to purchase certain assets and assume certain liabilities of ConBio. The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed as if the acquisition occurred on March 31, 2011 (in thousands):

Purchase price:
Cash paid per Agreement	$24,500

Assets (liabilities) acquired:
Accounts receivable	$2,839
Inventory	2,295
Prepaid expenses	29
Property and equipment	447
Intangible assets	7,600
Goodwill	13,942
Other assets	14
Accounts payable	(1,398)
Accrued expenses	(495)
Deferred revenue, current portion	(716)
Deferred revenue, non-current portion	(57)

Total	$24,500

(2)	To adjust inventory to its estimated fair value as of March 31, 2011.

(3)	To record the estimated fair value of the identified intangibles acquired ($7,600) as of March 31, 2011, including trademarks and trade names, completed technology and customer relationships, and the preliminary estimated fair value of goodwill ($13,942) generated from this transaction. The determination of the final allocation of the purchase price has not been completed as Cynosure continues to determine the fair value of certain assets and liabilities acquired and has retained an independent valuation firm to assess the fair value of the identifiable intangible assets acquired.

(4)	To accrue for estimated acquisition costs ($1,500) incurred in this transaction.

(5)	To adjust deferred revenue to its estimated fair value as of March 31, 2011.

(6)	To eliminate the Net Assets of ConBio.